Exhibit 99.1

S Wind-up Corporation Announces Final Distribution

Los Altos, CA., April 12, 2007 — S Wind-up Corporation (“S Wind-up”) (Pink Sheets- SGNT_PK) today announced that S Wind-Up’s board of directors has authorized the final distribution to its shareholders out of the proceeds of the sale of substantially all of the Company’s assets to Group 1 Software, Inc. and the filing of a Form 15 with the Securities and Exchange Commission.

S Wind-up plans to distribute to each shareholder of record as of April 15, 2004, $0.02 cash for each share of S Wind-up common stock held as of such record date. The cash is expected to be distributed by S Wind-up’s transfer agent on April 13, 2007.

The Board of Directors of S Wind-up has also approved the filing of a Form 15 with the Securities and Exchange Commission, pursuant to which its duty to file reports required under Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be immediately suspended, and its duty to file reports required under Section 15(d) of the Exchange Act will be suspended as of April 15, 2007, the third anniversary date of its filing Articles of Dissolution with the Secretary of State of the State of Delaware. S Wind-up expects to file the Form 15 on April 16, 2007.

About S Wind-up Corporation

On October 1, 2003, S Wind-up, formerly Sagent Technology, Inc., sold substantially all of its assets to Group 1 Software for cash and S Wind-up has been engaged in the process of orderly liquidation of its remaining assets, the winding up of its business and operations, and the dissolution of the company.

CONTACT: S Wind-up Corporation (650) 599-5846, or “info@swindup.com”.